Exhibit 10.1

SETTLEMENT AGREEMENT AND GENERAL RELEASE

THIS SETTLEMENT AGREEMENT AND GENERAL RELEASE (this “Agreement”), dated June 15, 2020 (the “Effective Date”), is executed by and between GreenBox POS, a Nevada corporation (the “Company”) and Vista Capital Investments, LLC (“Vista”).  The Company and Vista are each respectively referred to herein as a “Party” and collectively as “the Parties.”

WHEREAS, the Parties entered into that certain Securities Purchase Agreement dated as of March 11, 2019 pursuant to which the Company issued Vista a convertible promissory note in the principal amount of $500,000 in exchange for Vista lending the Company $375,000 (the “Note”);

WHEREAS, the amount outstanding pursuant to the Note, as of June 10, 2020 is $521,212.80;

WHEREAS, the Company has agreed to make monthly payments to Vista, and Vista has agreed to accept monthly payments as full repayment of the Note; and

WHEREAS, the Parties desire to fully and finally settle all claims between them with respect to the Note.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, it is stipulated and agreed, by and among the undersigned, that any claims arising from any amounts owed by the Company to Vista pursuant to the Note (including due to any events of default under the Note) (the “Settled Claims”) are fully and finally settled upon the following terms and conditions:

Section 1.  Settlement.  In exchange for Vista’s settlement and release of the Settled Claims, the Company shall make 2 (two) equal payments of $225,000 (two hundred and twenty-five thousand dollars) to Vista by wire transfer of immediately available funds (“Monthly Installments”). The Monthly Installments shall be paid on or before the following dates:

Installment 1: Payment of $225,000 to be made on or before June 19, 2020

Installment 2: Payment of $225,000 to be made on or before July 19, 2020

Upon the successful payment of all Monthly Installments, the Note shall be considered fully repaid and Vista shall return the Note to the Company.

Section 2.  Default.  In the event that the Company defaults in paying the Monthly Installments to Vista as per the timeframe provided in Section 1., this Agreement shall be deemed null and void at the sole option of Vista.

Section 3.  Release by Vista.  Upon the successful payment of all Monthly Installments to Vista as per the timeframe provided in Section 1, and subject to the other conditions in this Agreement, Vista, on its own behalf, and on behalf of its respective past, present or future parent entities, divisions, affiliates, subsidiaries, related business entities, shareholders, members, partners, limited partners, present and former directors, managing directors, managers, officers, control persons, shareholders, employees, agents, attorneys, administrators, heirs, executors, trustees, beneficiaries, representatives, successors and assigns (collectively, the “Vista Releasing Parties”), hereby absolutely, unconditionally and irrevocably RELEASE and FOREVER DISCHARGE the Company, its subsidiaries, and each of its respective past, present or future parent entities, divisions, affiliates, subsidiaries, related business entities, shareholders, members, partners, limited partners, directors, managing directors, managers, officers, control persons, employees, agents, attorneys, administrators, representatives, successors and assigns (collectively, the “Company Released Parties”) from any and all claims, actions, causes of action, suits, debts, liabilities, obligations, sums of money, accounts, covenants, contracts, controversies, agreements, promises, damages, judgments, executions, claims and demands, whether known or unknown, suspected or unsuspected, absolute or contingent, direct or indirect or nominally or beneficially possessed or claimed by any of the Vista Releasing Parties, whether the same be at law, in equity or mixed, which such Vista  Releasing Party ever had, now has, or hereafter can, shall or may have against any or all of the Company Released Parties, in respect of or arising from the Settled Claims, (collectively the “Vista  Released Claims”); provided, however, that nothing contained in this Agreement shall be construed to prohibit Vista  from bringing appropriate proceedings to enforce the obligations of the Company set forth in this Agreement and/or to fulfill its obligations hereunder, none of which are released hereby until Vista’s receipt of the Monthly Installments (subject to the conditions in Section 2).

Section 5.  Release by the Company.  Upon the execution of this Agreement, the Company, on its own behalf, and on behalf of its respective past, present or future parent entities, divisions, affiliates, subsidiaries, related business entities, shareholders, members, partners, limited partners, present and former directors, managing directors, managers, officers, control persons, shareholders, employees, agents, attorneys, administrators, heirs, executors, trustees, beneficiaries, representatives, successors and assigns (collectively, the “Company Releasing Parties”), hereby absolutely, unconditionally and irrevocably RELEASE and FOREVER DISCHARGE each of Vista, its respective affiliates and each of its respective past, present or future entities, divisions, affiliates, subsidiaries, related business entities, shareholders, members, partners, limited partners, directors, managing directors, managers, officers, control persons, employees, independent contractors, agents, attorneys, administrators, representatives, successors and assigns (collectively, the “Vista Released Parties”) from any and all claims, actions, causes of action, suits, debts, liabilities, obligations, sums of money, accounts, covenants, contracts, controversies, agreements, promises, damages, judgments, executions, claims and demands, whether known or unknown, suspected or unsuspected, absolute or contingent, direct or indirect or nominally or beneficially possessed or claimed by any of the Company Releasing Parties, whether the same be at law, in equity or mixed, which such Company Releasing Party ever had, now has, or hereafter can, shall or may have against any or all of the Vista Released Parties, in respect of or arising from the Settled Claims, (collectively, the “Company Released Claims”); provided, however, that nothing contained in this Agreement shall be construed to prohibit the Company from bringing appropriate proceedings to enforce the obligations of Vista hereunder, none of which are released hereby until the Company’s receipt of the Note.

Section 6.  Power, Authority and Capacity.  Each Party represents and warrants to the other Party that it has the power, authority and capacity to enter into this Agreement.

Section 7.  Preparation of Agreement.  Each Party represents to the other that its counsel has negotiated and participated in the drafting of, and are legally authorized to negotiate and draft, this Agreement.  Each Party to this Agreement acknowledges that this Agreement was drafted jointly by the Parties hereto and each Party has contributed substantially and materially to the preparation of this Agreement.  The Agreement shall be construed as having been made and entered into as the result of arms-length negotiations, entered into freely and without coercion or duress, between parties of equal bargaining power.  The language in this Agreement and any documents executed in connection therewith shall be interpreted as to its fair meaning and not strictly for or against any Party.

Section 8.  No Assignment of Released Claims.  Each Releasing Party represents and warrants to the Released Parties that there has been no assignment or other transfer of any interest in any Released Claim.

Section 9.  Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part of degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 10.  Amendment; Governing Law.  This Agreement may not be amended, modified or supplemented except in a writing signed by the Parties.  This Agreement shall be governed by and construed under the laws of the State of California without regard to principles of conflicts of law.

Section 11.  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 12.  Waiver.  No delay in exercising any right hereunder shall be deemed a waiver thereof, and no waiver shall be deemed to have any application to any future default or exercise of rights hereunder.

Section 13.  Entire Agreement.  This Agreement constitutes the entire agreement between the Parties hereto with respect to the subject matter hereof and may be amended only by a writing executed by all Parties hereto.  No Party has relied on any representations not contained within or referred to in this Agreement and the documents delivered herewith.

Section 14.  Captions.  The captions of the various sections and paragraphs of this Agreement have been inserted only for the purposes of convenience; such captions are not a part of this Agreement and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions of this Agreement.

Section 15. Rule 144 Compliance. The Company shall meet all requirements to satisfy the availability of Rule 144 to the Investor or its assigns including but not limited to timely fulfillment of its filing requirements as a fully-reporting issuer registered with the SEC, requirements for XBRL filings, and requirements for disclosure of financial statements on its website. If the Company fails to be Rule 144 Compliant prior to June 10th, 2020, this Agreement shall be deemed null and void at the sole option of Vista.

Section 16.  Moratorium on Conversion.  From June 15th, 2020 until the Monthly Installments are fully paid off and the Note retired, Vista agrees to refrain from converting any portion of the Note into shares of the Company. Vista further agrees to refrain from engaging in any short-selling of shares of the Company.

IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the date first above written.

GreenBox POS

 By: __________________________________________

 Name: Fredi Nisan

Title: Chief Executive Officer

VISTA CAPITAL INVESTMENTS, LLC

 __________________________________________

David Clark

Managing Member

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